SiTime Appoints Ganesh Moorthy to Board of Directors; Tom Yiu Steps Down
SANTA CLARA, Calif. – Oct. 17, 2025 – SiTime Corporation (NASDAQ: SITM), the Precision Timing company, today announced that Ganesh Moorthy has been appointed to the company’s Board of Directors, succeeding Tom Yiu.
“Tom Yiu’s more than four decades of experience in the global semiconductor industry have been invaluable to SiTime. Under his guidance, our company grew from approximately $280 million market cap at the IPO in 2019 to over $7 billion market cap today,” said chairman and CEO Rajesh Vashist. “Tom’s insights and his experience working with six companies and board positions have boosted our leadership in Precision Timing. On behalf of the SiTime team and stakeholders, I express our gratitude for Tom’s many contributions. As we enter our next phase of growth, I am excited to welcome Ganesh Moorthy, whose expertise in scaling an organization to multi-billion-dollar revenue will be a tremendous asset.”
Ganesh Moorthy served as CEO, president and board member at Microchip Technology Inc. until his retirement at the end of November 2024. He was appointed as president and CEO of Microchip in March 2021 and joined Microchip's Board of Directors in January 2021. Prior to this role, he held several senior executive positions at Microchip, including COO and executive vice president of various Microchip businesses. Before joining Microchip in 2001, he held successive engineering and executive leadership roles at Intel over a period of 19 years.
“Joining SiTime's board comes at a pivotal moment of growth and expansion for the company,” said Ganesh Moorthy, retired president and CEO of Microchip. “SiTime is not just disrupting a century-old industry—it has created the Precision Timing category and is setting the standard for what's possible in timing technology to meet the demands of AI and data centers, robotics, mobile, automotive, intelligent IoT devices, and others. In advanced digital electronics, timing and clock ICs play a critical role by delivering precise signals that coordinate data flow—acting like a metronome to ensure synchronized processing and transmission, and helping prevent errors in fast, complex systems.”
Mr. Moorthy currently serves as the chair of the Board of Directors for Ralliant, a global test and measurement, and safety and sensor systems company. He also serves on the Board of Directors of Celanese, a global chemical and specialty materials company, and on the Board of Directors of Ayar Labs, a private venture-funded company that is the leader in optical interconnect solutions for large-scale AI workloads.
About SiTime
SiTime Corporation is the Precision Timing company. Our semiconductor MEMS programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With more than 3.5 billion devices shipped, SiTime is changing the timing industry. For more information, see www.sitime.com.

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